UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2009

Atlas Pipeline Partners, L.P.

(Exact name of registrant as specified in its chapter)

Delaware	1-14998	23-3011077
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1550 Coraopolis Heights Road Moon Township, Pennsylvania	15108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (412) 262-2830

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 29, 2009, Atlas Pipeline Partners, L.P. (the “Partnership”) entered into Amendment No. 2 (the “Second Amendment”) to the Revolving Credit and Term Loan Agreement dated as of July 27, 2007 among the Partnership, Wachovia Bank, National Association, as administrative agent, and the lenders and guarantors thereunder (as amended, the “Credit Agreement) governing its credit facility. The credit facility is comprised of a $380 million revolving credit facility, of which $326 million was outstanding as of May 27, 2009, and a $463 million term loan facility.

The Partnership sought the Second Amendment in connection with its anticipated sale (the “Appalachian Disposition”) of its Appalachia Basin natural gas gathering system to a joint venture, Laurel Mountain Midstream, LLC (“Laurel Mountain”), in which the Partnership will own a 49% equity interest, which includes preferred distribution rights entitling the Partnership to receive all payments made under a $25.5 million note that will be issued to Laurel Mountain by a subsidiary of The Williams Companies, Inc. and, subject to the 3-year amortization schedule, the right to apply such payments to capital contributions required to be made by the Partnership to Laurel Mountain (the “LM Preferred Interest Distribution Setoff”). Williams will own a 51% equity interest in Laurel Mountain. The Second Amendment permits the Partnership to complete the Appalachian Disposition, and permits the Partnership to make investments in Laurel Mountain of up to $10 million per year (with unused amounts in any year being carried forward to the next year), in addition to investments made through the LM Preferred Interest Distribution Setoff. The Partnership is prohibited by the Second Amendment from approving the incurrence of debt by Laurel Mountain.

The mandatory prepayment provisions of the Credit Agreement require the Partnership to apply the net proceeds of asset dispositions to the repayment of outstanding credit facility debt, but the Partnership is permitted under the Second Amendment to retain (i) up to $135 million of net cash proceeds from dispositions completed in fiscal 2009 for reinvestment in similar replacement assets within 360 days, and (ii) up to $50 million of net cash proceeds from dispositions completed in any subsequent fiscal year, provided that the $50 million reinvestment basket does not apply if, pro forma for any such disposition, the Senior Secured Leverage Ratio (as defined below) would be more than 3.0 to 1.0 or the Minimum Liquidity (as defined below) would be $50 million or less. Before the Second Amendment, the reinvestment basket was limited to $50 million per year. All prepayments are applied first to amounts outstanding under the term loan facility and then to the revolving credit facility.

The Second Amendment also modified the mandatory prepayment provisions in connection with equity offerings by the Partnership to require that, with respect to any such offerings completed after March 31, 2009 but on or before September 30, 2009, 50% of the net proceeds be applied to repayment of credit facility indebtedness, and thereafter not requiring such repayment if the Partnership’s “Leverage Ratio” is less than 5.0 to 1.0. The Leverage Ratio is generally computed as the ratio of total funded debt to Consolidated EBITDA, as defined in the Credit Agreement.

The Second Amendment added a mandatory repayment requirement from “Excess Cash Flow,” which is defined as the sum of:

•	consolidated EBITDA less

•	cash taxes and consolidated interest expense, less

•	the cash amount of all permitted principal payments on debt made during the period, less

•	all capital expenditures, less

•	the cash portion of the purchase price and other reasonable expenses paid for permitted acquisitions, less

•	transaction costs related to the Credit Agreement, any permitted disposition of assets, and the purchase of options with respect to commodity, interest rate or currency hedges, less

•	permitted cash investments in Laurel Mountain, plus or minus

•	any increases or decreases in working capital.

For the period beginning July 1, 2009 and ending December 31, 2009, and for each fiscal year thereafter, the Partnership must prepay the term loan facility, within 5 business days after the date it is required to deliver financial statements for the period to the administrative agent, with Excess Cash Flow based on its Leverage Ratio as follows:

Leverage Ratio	% of Excess Cash Flow Required for Prepayment
Greater than or equal to 5.50 to 1.00	100%
Greater than or equal to 5.00 but less than 5.50	75%
Greater than or equal to 4.00 but less than 5.00	50%
Less than 4.00	0%

Under the credit facility, borrowings bear interest at the Partnership’s option at the administrative agent’s reference rate plus an applicable margin or London Interbank Offering Rate (“LIBOR”) plus an applicable margin. The applicable margins vary quarterly based on the Partnership’s Leverage Ratio, and were revised in the Second Amendment to be as follows:

Leverage Ratio	Bank Reference Rate Advances(a)	LIBOR Rate Advances(b)	Commitment Fees(c)
Less than or equal to 7.0 to 1.0	3.75%	4.75%	0.50%
Greater than 7.0 to 1.0	4.75%	5.75%	0.50%

(a)	The applicable margins for the bank reference rate advances ranged from 0.25% to 1.25% under the credit facility before the Second Amendment.
(b)	The applicable margins for the LIBOR rate advances ranged from 1.25% to 2.25% under the credit facility before the Second Amendment.
(c)	The commitment fees ranged from 0.20% to 0.375% per annum on the unused amount of the credit facility before the Second Amendment.

The Second Amendment sets a floor for the LIBOR interest rate of 2.0% per annum, which means, effective as of May 29, 2009, borrowings under the bank credit facility accrue interest at the rate of approximately 6.8% based on the LIBOR contracts in effect on such date and the Partnership’s current leverage ratio.

The Second Amendment amended the definition of Consolidated EBITDA to include cash distributions received by the Partnership from Laurel Mountain, and to permit additional pro forma adjustments as follows:

•

exclude Consolidated EBITDA attributable to assets divested (except that Consolidated EBITDA attributable to the NOARK assets the Partnership sold on May 4, 2009 and from other specified assets that the Partnership expects to dispose of in the current fiscal quarter is included); and

•	exclude the after-tax effect of income or loss from the early extinguishment of debt (except for income (loss) from early extinguishment of debt before March 31, 2009).

The Second Amendment also amended the definition of Consolidated Interest Expense to exclude cash interest payments made with respect the credit facility debt that the Partnership prepays with the proceeds of a permitted disposition, except that Consolidated Interest Expense includes interest payments on credit facility debt that is prepaid from the proceeds of the NOARK disposition and the disposition of other specified assets that the Partnership expects to complete in the current fiscal quarter, including the Appalachian Disposition.

Under the Second Amendment, the maximum Leverage Ratio (measured quarterly on a rolling four-quarter basis) is as follows:

•	5.50 to 1.00 for the fiscal quarter ending June 30, 2009;

•	6.50 to 1.00 for the fiscal quarter ending September 30, 2009;

•	8.50 to 1.00 for the fiscal quarter ending December 31, 2009;

•	9.25 to 1.00 for the fiscal quarter ending March 31, 2010;

•	8.00 to 1.00 for the fiscal quarter ending June 30, 2010;

•	7.00 to 1.00 for the fiscal quarter ending September 30, 2010;

•	6.00 to 1.00 for the fiscal quarter ending December 31, 2010; and

•	5.00 to 1.00 for any fiscal quarters ending thereafter.

The maximum Leverage Ratio before the Second Amendment was 5.25 to 1.00, increasing to 5.75 to 1.00 for a three-quarter period after permitted acquisitions in excess of $75 million.

The minimum ratio of Consolidated EBITDA to Consolidated Interest Expense (measured quarterly on a rolling four-quarter basis) is as follows under the Second Amendment:

•	2.50 to 1.00 for the fiscal quarters ending June 30, 2009 and September 30, 2009;

•	1.70 to 1.00 for the fiscal quarter ending December 31, 2009;

•	1.40 to 1.00 for the fiscal quarter ending March 31, 2010;

•	1.65 to 1.00 for the fiscal quarter ending June 30, 2010;

•	1.90 to 1.00 for the fiscal quarter ending September 30, 2010;

•	2.20 to 1.00 for the fiscal quarter ending December 31, 2010; and

•	2.75 to 1.00 for any fiscal quarters thereafter.

The minimum coverage ratio before the Second Amendment was 2.75 to 1.00.

The Second Amendment added a new “Senior Secured Leverage Ratio” financial covenant, permitting the Partnership to have maximum ratios of Consolidated Senior Secured Funded Debt (defined generally as total secured funded debt that is not subordinated to the credit facility) to Consolidated EBITDA as follows:

•	3.00 to 1.00 for the fiscal quarter ending June 30, 2009;

•	3.75 to 1.00 for the fiscal quarter ending September 30, 2009;

•	5.25 to 1.00 for the fiscal quarter ending December 31, 2009;

•	5.75 to 1.00 for the fiscal quarter ending March 31, 2010;

•	5.00 to 1.00 for the fiscal quarter ending June 30, 2010;

•	4.25 to 1.00 for the fiscal quarter ending September 30, 2010;

•	3.75 to 1.00 for the fiscal quarter ending December 31, 2010; and

•	3.00 to 1.00 for any fiscal quarters ending thereafter.

Under the Second Amendment, no distributions may be paid for the remainder of 2009. Commencing with the first fiscal quarter of 2010, the Partnership may pay distributions and purchase or redeem equity only if, on a pro forma basis after such payment, the Senior Secured Leverage Ratio is less than or equal to 2.75 to 1.00 and the “Minimum Liquidity” is at least $50 million. Minimum Liquidity means:

•	the total amount classified as cash and cash equivalents on the Partnership’s consolidated balance sheet less amount classified as restricted cash plus

•	any amounts available for borrowing under the revolver portion of the credit facility.

The Second Amendment reduced the Partnership’s basket for debt not otherwise permitted under the Credit Agreement from $50 million to $25 million. It also restricts the Partnership from prepaying unsecured debt except that if, on a pro forma basis after any such prepayment, the Minimum Liquidity is at least $60 million, it may prepay up to $100 million in the aggregate with the proceeds of an equity offering. Further, the Partnership is restricted from early terminating hedge agreements having a positive market value. The Second Amendment also removed the accordion feature of the revolving credit facility, which permitted the Partnership to request an increase of the revolver facility by an additional $60 million if specified conditions were met.

The Second Amendment limits the Partnership’s annual capital expenditures, other than permitted investments in Laurel Mountain, to $95.0 million for the remainder of fiscal 2009 and $70.0 million each year thereafter unless, after giving pro forma effect to capital expenditures, the Senior Secured Leverage Ratio is not more than 3.0 to 1.0 and the Minimum Liquidity is greater than $50 million. Further, under the Second Amendment, the Partnership is prohibited from making certain acquisitions unless the Leverage Ratio, after giving pro forma effect to any acquisition, is less than or equal to 4.75 to 1.00. The Partnership is permitted to acquire $15 million of preferred equity in a subsidiary of Atlas Pipeline Holdings, L.P., which owns its general partner.

The foregoing description of the Second Amendment does not purport to be complete and is qualified in its entirety by reference to the Second Amendment, which is attached as an exhibit and is incorporated into this report by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Amendment No. 2 to Revolving Credit and Term Loan Agreement dated as of May 29, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ATLAS PIPELINE PARTNERS, L.P.

	By:	Atlas Pipeline Partners GP, LLC
its General Partner

Dated: June 1, 2009	/s/ Matthew A. Jones
	By:	Matthew A. Jones
	Title:	Chief Financial Officer